Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Burger King Holdings, Inc.:
We consent to the use of our reports dated September 7, 2007, with respect to the consolidated balance sheets of Burger King Holdings, Inc. and subsidiaries as of June 30, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to changes in the accounting for defined benefit pension and other postretirement plans and a change in method of accounting for share-based payments in fiscal 2007.
/s/ KPMG LLP

November 5, 2007
Miami, Florida
Certified Public Accountants